Exhibit 99.1

Lumenis Approves Shareholder Rights Plan

PR Newswire via COMTEX

Apr 8, 2002 8:34:00 AM

YOKNEAM, Israel, Apr 8, 2002 /PRNewswire-FirstCall via COMTEX/ --

Lumenis Ltd. (Nasdaq: LUME) announced that its Board of Directors has approved a short term Shareholder Rights Plan for a one-year period only. The Plan is similar to plans adopted by many other publicly traded companies which are designed to allow time for the Board to consider alternatives in the event of undervalued or unfair offers.

The Plan provides that one right will be distributed as a bonus share for each share of capital stock outstanding. Generally, if a person acquires 15% or more of Lumenis' share capital, each right will entitle the right holder to purchase shares of Lumenis' share capital at a 50% discount to market value. The rights are redeemable by Lumenis.

"The Board of Directors determined the Plan was a reasonable form of protection for shareholders during a period of an artificially low share price. The Plan intentionally terminates in one year, as the Company fully believes that in that time period, the market will recognize the benefits of its current programs and initiatives. The Plan does not prevent a fairly valued bid for the Company," said Yacha Sutton, Chief Executive Officer.

About Lumenis

Lumenis, formed by the union between ESC Medical Systems and Coherent Medical Group, develops, manufactures, and markets state-of-the-art proprietary laser and intense pulsed light devices. Its systems are used in a variety of aesthetic, ophthalmic, surgical and dental applications, including, hair removal, non-invasive treatment of vascular lesions and pigmented lesions, acne, psoriasis, open angle glaucoma, secondary cataracts, age-related macular degeneration, ENT, gynecology, urinary lithotripsy, benign prostatic hyperplasia, neurosurgery and dentistry. For more information about the Company and its products log on to http://www.lumenis.com .

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company's products, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company's international operations and the Company's ability to integrate its operations with those of acquired businesses; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Contact: Kevin Morano (212) 515-4187